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                                                                  Exhibit 10.1.3



                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                            Z-TEL COMMUNICATIONS, INC
                                       AND
                                  JOHN HUTCHENS

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 1, 1999, by and between Z-TEL COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and JOHN HUTCHENS ("Employee").

1. Employment and Title. The Company hereby employs Employee, and Employee hereby accepts such employment, as Senior Vice-President
              - Chief Financial Officer, all upon the terms and conditions set forth herein.

2. Services. During the Term (as defined herein) hereof, Employee agrees to perform diligently and in good faith the duties of Senior Vice President - Chief Financial Officer of the Company under the direction of the Company's Chief Executive Officer. Employee agrees to devote his best efforts and all of his business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company. In such capacity, Employee shall have full responsibility for and oversight of all audit and accounting functions of the Company and shall assist the Chief Executive Officer in corporate finance functions.

3. Location. The principal place of employment and the location of Employee's principal office shall be in Tampa, Florida.

4. Term. The term of Employee's employment hereunder (the "Term") shall commence on the date hereof (the "Commencement Date") and continue through the third anniversary of the Commencement Date (the "Scheduled Termination Date"), unless earlier terminated pursuant to the terms of this Agreement.

5. Base Salary. As compensation for the services to be rendered by Employee hereunder, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of not less than One Hundred Fifty Thousand Dollars ($150,000.00), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal bi-monthly installments, in arrears. The Company will increase Employee's base salary 10% on October 1 in each of 2000, 2001 and 2002.

6. Bonus Compensation. Commencing in FY00, Employee shall be eligible to participate in all bonus compensation programs generally available to members of the senior management team, subject to the discretion of the Compensation Committee of the Company's Board of Directors.
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7.            Equity Participation. Subject to the terms of The 1998 Equity
              Participation Plan of Z-Tel Technologies, Inc. and the incentive stock option agreements issued thereunder, Employee shall be granted options to purchase 150,000 shares of the common stock of Z-Tel Technologies, Inc. at $4.00 per share.

8. Benefits. Employee shall be entitled, during the Term hereof, to the following benefits: (a) comprehensive medical and dental insurance, including dependent coverage, paid fully by the Company, with coverage commencing three months after the date hereof and COBRA coverage reimbursed by the Company, (b) two weeks paid vacation per year, and (c) an officers and directors indemnity agreement in the form prescribed by the Company from time to time.

9. Confidentiality. During the term of this Agreement and thereafter, Employee shall maintain the confidential nature of the Company's confidential and proprietary trade secrets, including, without limitation, development ideas, acquisition strategies and plans, financial information, records, "know-how," methods of doing business, customer, supplier and distributor lists and all other confidential information of the Company. Employee shall not use (other than in connection with his employment) in any way whatsoever, such trade secrets except as authorized in writing by the Company. Employee shall, upon the termination of his employment, deliver to the Company any and all records, books, documents or any other materials whatsoever (including all copies thereof) containing such trade secrets which shall be and remain the sole and exclusive property of the Company. Employee shall, as a condition of this Agreement, execute a copy of the Company's Confidential Information and Inventions Agreement.

10. Termination. This Agreement and the employment of Employee may be terminated "For Cause" in any of the following circumstances: (a) Employee has committed any fraud, dishonesty, misappropriation or similar act against the Company; (b) Employee has willfully disregarded the written or oral instructions of the Chief Executive Officer of the Company concerning the conduct of his duties hereunder and, following written notice by the Company, has failed to comply with such instructions, or has breached of any other material provision of this Agreement; (c) Employee has been negligent or has engaged in willful misconduct in the performance of his duties hereunder; or (d) Employee has engaged in illegal activities or other wrongful conduct which individually, or in the aggregate, has a material adverse effect on the Company, its prospects, earnings or financial condition. A termination "For Cause" hereunder shall be effective upon the date set forth in a written notice of termination delivered to the Employee. In the event Employee is terminated other than "For Cause" prior to the Scheduled Termination Date, the Company shall pay Employee one years' base salary in full settlement of all of Employee's claims, if any, against the Company arising out of or in connection with such termination.
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11.           Non-Competition. Employee agrees that during the Term hereof and for a period of one (1) year thereafter, Employee will nor, directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, own, manage, control, join, or participate in the ownership, management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide consulting services to, or be connected in any manner with any similar business located within the United States of America; provided that the foregoing restriction regarding financial interest shall not apply to ownership of less than 5% of the common equity of any entity whose common equity is registered under the Securities Exchange Act of 1934, as amended. In the event of a termination other "For Cause" hereunder, the provisions of this Section 11 shall not survive the termination of this Agreement.

12. Non-Interference. Employee agrees that during the Term hereof and for a period of one (1) year thereafter, Employee will not directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, hire any employee of the Company whose employment was not already terminated or cause anyone else to do so, provided that general advertisements and executive recruiting searches shall not in any event violate this Section 12.

13. Severability. If any covenant or provisions contained in Section 11 or 12 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitral or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in Section 11 or 12, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

14. Equitable Remedies. Employee and the Company agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Employee to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of
              Section 12 or 13 of this Agreement, both pendente lite and permanently, against Employee, as such breach would cause irreparable injury to the Company and a remedy at law would be inadequate and insufficient. Therefore, the Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.

15. Rights and Remedies Preserved. Nothing in this Agreement shall limit any right or remedy the Company or Employee may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

16. No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

17. Notices. Any notice to be given to the Company and Employer under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepared, and shall be addressed as follows:

              If to the Company:            Z-Tel Technologies, Inc.
                                            601 South Harbour Island Boulevard
                                            Suite 220
                                            Tampa, Florida 33602
                                            Attention: Chief Legal Officer

              If to Employee:               John Hutchens



              Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt), or (iii) on the third day after it is mailed by registered or certified mail, postage prepared, as provided herein.

18. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

19. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or
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              otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

20. Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

22. Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

23. Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

24. Gender. Whenever the pronouns "he" or "his" are used herein, they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

25. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

26. Confidential Aribtration. The parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Tampa, Florida, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorneys fees and costs to such party as he or she sees fit in rendering his or her decision. Notwithstanding the foregoing, if any dispute arises hereunder as to which the Company desires to exercise any rights or remedies under Section 11 or 12 hereof, the Company may, in its discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in Florida, which court may grant any and all relief available in equity or at law. In any such action, the prevailing party shall be entitled to reasonable attorneys' fees and costs as may be awarded by the court.

27. Survival. The provisions of Sections 9, 11 (except in the case of a termination other than "For Cause"), 12, 13, 14 and 26 of this Agreement shall survive the termination of this Agreement whether upon, or prior to, the Scheduled Termination Date hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                           Z-TEL COMMUNICATIONS, INC.,
                           a Delaware corporation



                           By:
                              ---------------------------------------------
                                 Russell T. Alba
                                 Chief Legal Officer and Senior Vice
                                 President - Business Development


                           EMPLOYEE



                           -----------------------------------------------
                           JOHN HUTCHENS
                           Address: